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                                                                   EXHIBIT 10.15

                             MCM Managed Care, Inc.
                                One Rotary Center
                            Evanston, Illinois 60201


                                  March 1, 1996



Mr. James A. Burns
Managed Care Solutions, Inc.
2510 West Dunlap Avenue, #100
Phoenix, Arizona  85021

Dear Jim:

         This letter constitutes an employment agreement between us whereby MCM Managed Care, Inc. (formerly Medicus Systems Corporation ("MCM")), has agreed to employ you and you have agreed to serve as Vice Chairman of MCM. In this capacity you will be a member of the Executive Strategy Team and will serve in accordance with the bylaws of MCM. You will be employed for a minimum period of three years.

         Any voluntary termination by you (other than for cause) prior to March 1, 1999, shall constitute a breach hereof and similarly any termination of your employment by MCM (other than for cause) prior to that date shall constitute a breach hereof. For purposes of this letter, voluntary termination by you "for cause" shall mean a termination on account of a willful material breach by MCM of any agreement between you and MCM; and voluntary termination by MCM "for cause" shall mean termination on account of gross negligence, dishonesty, willful material breach of an agreement with MCM, or violation of any reasonable rule or regulation of MCM of which you have been advised in writing.

         Your salary during your employment will be $175,000 annually (or such increased amount as we may agree). You will also receive the same benefit package as other MCM employees, except that you will be eligible for 26 days of paid time off on an annual basis (in addition to regularly scheduled MCM holidays).

         In the event that MCM determines that separation of your employment is necessary, MCM agrees to provide you with severance compensation if you are terminated by MCM for any reason other than cause. Severance compensation is defined as salary at the rate of $175,000 annually and health insurance. If your employment terminates during the first two years from your employment date, you will receive severance compensation through March 1, 1999. If your employment terminates after two years from your employment date but prior to March 1, 1999, you will receive severance compensation for a period of one year from the date of termination. If
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Mr. James A. Burns
March 1, 1996
Page 2

your employment terminates after March 1, 1999, you will receive severance compensation until March 1, 2000; if your employment terminates after September 1, 1999 but before March 1, 2000 you will receive severance compensation for a period of six months. In no event will your severance pay exceed six months of your then current compensation if at the time of termination MCM has not had net income after taxes during the preceding 12 months of at least $1,000,000. In addition, no severance compensation will be due with respect to any voluntary termination on your part.

         Concurrently with the execution of this letter, MCM has granted you ten year stock options in the standard MCM form to purchase 150,000 shares, such options subject to vesting in four annual installments of 25%. If you terminate your employment at any time, your options will expire thirty days following such termination. All options will also terminate immediately if you breach your employment agreement or if you are terminated for cause (as defined in this letter) at any time.

         As a condition to your employment, you will execute MCM's Standard Key Employee Nondisclosure Agreement.

         We have agreed that you will start as a full time employee concurrently with the consummation of the mergers of wholly owned subsidiaries of MCM into Managed Care Solutions, Inc., Ventana Health Systems, Inc., and Arizona Health Concepts, Inc.

         Again, I would like to take this opportunity to say how excited I am about working together with you to develop MCM into one of the significant and most profitable companies in our industry.

         Please confirm your agreement and acceptance with the provisions of this letter by signing and returning the enclosed copy of this letter where indicated.

                                                       Sincerely,


                                                       /s/ William W. Cowan
                                                       -------------------------
                                                           William W. Cowan
                                                           Vice President

ACCEPTED AND AGREED:

/s/ James A. Burns
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    James A. Burns